Exhibit 10.2

EXECUTION VERSION

Expanding Participating Bottler Revenue Incidence Agreement

1.	The Coca-Cola Company, a Delaware corporation (“Company”), and Coca-Cola Bottling Co. Consolidated, a Delaware corporation (“Bottler”), hereby agree to allocate, effective January 1, 2017, as set forth in this Expanding Participating Bottler Revenue Incidence Agreement (“EPB Incidence Agreement” or “Agreement”), the revenue generated by the marketing, promotion, distribution and sale of Covered Beverages and Related Products in Bottler’s aggregate business in (a) all territories under any Comprehensive Beverage Agreement and (b) subject to Section 2 hereof, the Legacy Territory and Exchange Territory (each as defined in that certain Territory Conversion Agreement, dated as of September 23, 2015 (the “Conversion Agreement”), by and between Company, Coca-Cola Refreshments USA, Inc. and Bottler).

1.1.	For purposes hereof,

1.1.1.	“Bottler Gross Revenue” means Net Sales Revenue (i.e. the wholesale price delivered to the customer plus full service vending income and agency delivery fee minus sales tax) from sales of Company’s Covered Beverages and Related Products in the Shared Business Segments (as defined herein).

1.1.2.	“Bottler Net Revenue” means, for volume sold through for trade sales and full service vending sales in any given year, Bottler Gross Revenue minus customer trade marketing (“CTM”), cooperative marketing agreement (“CMA”) expense, and customer specific coupon expense paid by Bottler.

1.1.3.	“Company Revenue Incidence Rate” means, for each applicable Shared Business Segment, the numeric rate that Company from time to time determines in its sole discretion in accordance with this Agreement will be multiplied by Bottler Net Revenue for each such Shared Business Segment to calculate “Company’s Incidence Revenue” for each such Shared Business Segment.

1.1.4.	“Company’s Standard Pricing Revenue” means Company’s revenue from concentrate and finished goods pricing billed by Company to Bottler at the standard billing prices (“SBPs”) for Covered Beverages and Related Products set in accordance with the CBA (as defined in the Conversion Agreement) and communicated annually to Bottler. Company will not change SBPs more than once per year. At the end of each year, Company may at its sole discretion change the SBPs for the next year by giving 30 days’ Notice to Bottler. Company will charge the same SBPs to every Expanding Participating Bottler under this Agreement and to every other U.S. Coca-Cola Bottler that elects to participate in a revenue incidence pricing program with Company.

1.1.5.	“Shared Business Segments” means the category and/or product segments (e.g., Sparkling, PowerAde, etc.) as determined by Company in its sole discretion from time to time in accordance with this Agreement.

1.1.6.	Other capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in the CBA or any applicable Initial CBA (as each is defined in the Conversion Agreement).

2.	The term of this Agreement (the “Term”) will be effective as of January 1, 2017, or at such earlier date as the parties may mutually agree, and will terminate upon termination of the Comprehensive Beverage Agreements; provided, however, that if the CBA Conversion (as defined in the Conversion Agreement) has not occurred on or prior to January 1, 2020 as contemplated under Section 2.1 of the Conversion Agreement, then unless otherwise agreed by the parties, this Agreement will cease to apply to the Legacy Territory and Exchange Territory from and after such date, and the Legacy Territory and Exchange Territory will be governed by the terms contained in the incidence pricing agreement between Bottler and Company that is in effect on the date on which this Agreement is executed.

3.	On or before October 1, 2016, Company will provide Bottler with written notice of the initial Shared Business Segments, and initial Company Revenue Incidence Rate for each such segment, that will apply effective January 1, 2017. Thereafter, Company may, at any time in Company’s sole discretion, upon 180 days’ written notice to Bottler with a copy of such Notice to the Coca-Coca System Leadership Governance Board:

3.1.	revise any of the Company Revenue Incidence Rates under this Agreement; provided that any such revision shall be proportionately applied on a percentage basis to all Expanding Participating Bottlers and any Participating Bottlers operating under a Comprehensive Beverage Agreement; and

3.2.	modify the Shared Business Segments, including by changing the composition of any Shared Business Segment, adding Shared Business Segments, deleting Shared Business Segments, and determining whether and how any Shared Business Segment applies to any new Covered Beverage or new Related Product, and to establish the Company Revenue Incidence Rate for each such modified or new Shared Business Segment; provided that any such revisions shall be applied to all Expanding Participating Bottlers and any Participating Bottlers.

4.	Except as provided in Section 2 and Section 3 hereof, this Agreement may be revised only by mutual agreement of Company and Bottler in accordance with this Agreement.

5.	Bottler will provide to Company, within 15 days after the end of each calendar month and quarter, such information in the form and manner required by Company to perform the calculations described herein for such calendar month and quarter for each of the Shared Business Segments. The information specified in this Section 5 is referred to as “Bottler’s Net Revenue Information”. Company will treat Bottler’s Net Revenue Information in accordance with the confidentiality provisions of the Comprehensive Beverage Agreements. The calculation will be settled quarterly based on Bottler’s calendar quarter. Company will determine Bottler Net Revenue based on Bottler’s Net Revenue Information for the applicable calendar quarter for each such segment.

6.	Company’s share of revenue (“Company’s Incidence Revenue”) for each Shared Business Segment will be calculated by multiplying Bottler Net Revenue for such Shared Business Segment by the “Company Revenue Incidence Rate” for the applicable Shared Business Segment. Each Expanding Participating Bottler will have its own specific Company Revenue Incidence Rate for each Shared Business Segment, and these rates may vary across Expanding Participating Bottlers.

7.	For each Shared Business Segment, Company will reconcile Company’s Incidence Revenue against Company’s Standard Pricing Revenue, and will provide Bottler with a reconciliation calculation within 5 calendar days of the applicable calendar quarter. If Company’s Incidence Revenue is more than Company’s Standard Pricing Revenue, Bottler shall pay the difference to Company no later than 15 calendar days after the end of the applicable calendar quarter. If Company’s Incidence Revenue is less than Company Standard Pricing Revenue, Company shall pay the difference to Bottler no later than 15 calendar days after the end of the applicable calendar quarter.

8.	Final Retroactive Adjustment:

8.1.	At the end of Quarter 1 of the following calendar year, Bottler and Company will make a final incidence settlement adjustment for the prior year final actuals. However, this final settlement adjustment will not incorporate the final, reconciled expenses for prior year CTM and CMA.

8.2.	Once CTM and CMA actuals are finalized for the prior year, Bottler and Company shall adjust the incidence settlement related to the final prior year CTM and CMA adjustment referenced in Section 8.1 hereof. Any variance between this final adjusted incidence settlement and the settlement amount from quarter 1 (prior year) will be paid or invoiced within 30 days of Bottler and Company alignment and no later than the end of the current calendar year. Thereafter, no further adjustment to the incidence settlement shall be made in the current calendar year related to prior year actuals.

9.	Company Revenue Incidence Rates for new territories acquired by Bottler will be blended with existing territories by Company in a manner that does not result in value transfer between Company and Bottler (i.e., there will not be separate rates by territory for an individual Bottler).

10.	Company may assign any of its rights and delegate all or any of its duties or obligations under this Agreement to one or more of its Affiliates; provided, however, that any such delegation will not relieve Company from any of its contractual obligations under this Agreement.

11.	Failure of Company or Bottler (including any of their respective Affiliates) to exercise promptly any right herein granted, or to require strict performance of any obligation undertaken herein by the other party, will not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all obligations herein undertaken by Bottler or by Company.

15.	Bottler is an independent contractor and is not an agent of, or a partner or joint venturer with, Company.

15.1.	Each of Company and Bottler agree that it will neither represent, nor allow itself to be held out as an agent of, or partner or joint venturer with the other (including any of its Affiliates).

15.2.

Bottler and Company do not intend to create, and this Agreement will not be construed to create, a partnership, joint venture, agency, or any form of fiduciary relationship. Each party covenants and agrees never to assert that a partnership, joint venture or fiduciary relationship exists or has been created under or in connection with this Agreement and the Related Agreements. There is no partnership, joint venture, agency, or any form of fiduciary relationship existing between Bottler and Company, but if it there is determined or found to be a partnership, joint venture, or agency, then Bottler and Company expressly disclaim all fiduciary duties that might otherwise exist under applicable law.

15.3.	Nothing in this Agreement, express or implied, is intended or will be construed to give any person or entity, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement. This Agreement does not, and is not intended to, confer any rights or remedies upon any Person other than Bottler and Company.

16.	The parties may execute this Agreement in counterparts, each of which is deemed an original and all of which only constitute one original.

17.	This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, United States of America, without giving effect to any applicable principles of choice or conflict of laws, as to contract formation, construction and interpretation issues. The parties agree that any lawsuit commenced in connection with, or in relation to, this Agreement must be brought in a United States District Court, if there is any basis for federal court jurisdiction. If the party bringing such action reasonably concludes that federal court jurisdiction does not exist, then the party may commence such action in any court of competent jurisdiction.

18.	The parties acknowledge and agree that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions must not be construed in favor of or against any party by reason of the extent to which a party or its professional advisors may have participated in the preparation of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, Company and Bottler each have caused this Expanding Participating Bottler Revenue Incidence Agreement to be executed by a duly authorized person in their behalf on the dates indicated below.

THE COCA-COLA COMPANY

By:	/s/ J. Alexander M. Douglas, Jr.
Authorized Representative

Date:	September 23, 2015

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Umesh Kasbekar
Authorized Representative

Date:	September 23, 2015

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